Business Registration License

Registration Code:	330500400005429
Date of Incorporation	25 February, 2002

Registration Authority

Huzhou City Business Administration Bureau

Year	Month	Day
2008	12	18

Name:	Changxing Chisen Electric Corp. Ltd
Address:	Jingyi Road, Economic & Development District, Changxing , Zhejiang
Legal Representative	Xu Ke Cheng
Registrated Capital	RMB 50 million
Issued Capital	RMB 50 million
Company type	Limited Company **(Taiwan,HongKong,Macau Legal representatives sole proprietorship)**
Engaged Business	Lighting appliances, household glass product, lead-acid battery prduction, processing, sales of in-hous producing (Business may be permitted after approval if it is related to trademark or business restriction, cannot related to items in "foreign investment industries items" limited
Shareholder (Founder)	Jie Jia Co. Ltd
Period of business	From 25-Feb-02 To 24-Feb-22

Exhibit 3.8

75.1

企业法人

营业执照

注 册 号：330500400005429

成立日期：二〇〇二年二月二十五日

登记机关

湖州市工商行政管理局

二〇〇八 年 十二 月 十八 日

编号：№0773282

称 长兴昌盛电气有限公司

所 长兴经济开发区经一路

法定代表人 徐克成

注册资本 伍仟万人民币元

实收资本 伍仟万人民币元

类型 有限责任公司（台港澳法人独资）

经营范围 照明电器、日用玻璃制品……（涉及专项审批须许可证经营，不涉及《外商投资产业指导目录》限制类、禁止类项目）***

投资人：……有限公司

营业期限 自 二〇〇二年二月二十五日

至 二〇二……